EXHIBIT 99.4
                         EXCHANGE AGENT AGREEMENT


_________________, 1998

Marine Midland Bank
140 Broadway, 12th Floor
New York, NY 10005-1180

Ladies and Gentlemen:

               Tekni-Plex, Inc., a Delaware corporation (the "Company"), is offering to issue, upon the terms and subject to the conditions set forth in the Prospectus dated ____________ (the "Prospectus") and the related Letter of Transmittal (which together constitute the "Offer"), $1,000 principal amount of the Company's Series B 9(1)/(4)% Senior Subordinated Notes due 2008 (the "Exchange Notes"), in exchange for each outstanding $1,000 principal amount of its 9(1)/(4)% Senior Subordinated Notes due 2008 (the "Old Notes" and together with the Exchange Notes, the "Notes"). Exchange Notes will be issued only in minimum denominations of $1,000 and integral multiples thereof to each tendering holder of Old Notes whose Old Notes are accepted in the Offer.

               You are hereby appointed and authorized to act as agent (the "Exchange Agent") to effectuate the exchange of Old Notes for Exchange Notes, on the terms and subject to the conditions of this agreement (the
"Agreement"). In that regard, the following documents have been delivered to you:

        (i)  the Prospectus;

       (ii) the Letter of Transmittal to be used by the registered holders of the Old Notes, including instructions;

      (iii) the Notice of Guaranteed Delivery to be used by any registered holder of the Old Notes when the Old Notes are not immediately available or when the holder cannot deliver the Old Notes and other required documents to the Exchange Agent or cannot complete the procedure for book-entry transfer prior to the Expiration Date;

       (iv) the Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial owner to be used by any beneficial owner of the Old Notes;

        (v) the cover letter from the Company to brokers, dealers, commercial banks, trust companies and other nominees generally describing the Offer; and

       (vi) the form of cover letter from brokers, dealers, commercial banks, trust companies and other nominees to their respective clients generally describing the Offer.

The Offer shall expire at the time and on the date specified in the Prospectus (the "Initial Expiration Date") or at any subsequent time and date to which the Company, in its sole discretion, may extend the Offer. The later of the Initial Expiration Date and the latest time and date to which the Offer is so extended is referred to herein as "Expiration Date."

               You are hereby requested, and you hereby agree, to act as follows:

               1. You are to accept, subject to any withdrawal rights, Old Notes that are accompanied by a Letter of Transmittal (or facsimile thereof), properly completed and duly executed in accordance with the instructions thereon and any requisite related collateral documents and all other instruments and communications submitted to you in connection with the Offer and to hold the same upon the terms and conditions set forth in this Agreement. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept the instructions of the Company with respect to disposition of such Old Notes.

               2. You are to examine the Letters of Transmittal, the Old Notes, and the other documents delivered or mailed to you by or for the holders of the Old Notes as soon as practicable after receipt to ascertain whether (i) the Letters of Transmittal are properly completed and duly executed in accordance with the instructions set forth therein, (ii) the Old Notes have otherwise been properly tendered and (iii), if applicable, the other documents are properly completed and duly executed. You need not pass on the legal sufficiency of any signature or verify any signature guarantee.

               3. In the event any Letter of Transmittal or other document has been improperly executed or completed or any of the Old Notes are not in proper form or have been improperly tendered, or if some other irregularity in connection with the delivery of Old Notes by a registered holder thereof exists, you shall promptly report such information to the Company and you are authorized, upon consultation with the Company and its counsel, to endeavor to take such action as may be necessary to cause such irregularity to be corrected. You are authorized, upon consultation with the Company or one of its representatives, to request from any person tendering Old Notes such additional documents or undertakings as you may deem appropriate. All questions as to the form of all documents and the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company, in its reasonable discretion, whose determinations will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or to refuse the acceptance of any particular Old Notes that would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Old Notes, and the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions set forth therein) will be final and binding; provided, however, that any direction by the Company to accept a nonconforming Old Note, Letter of Transmittal or other document, or to reject an Old Note, Letter of Transmittal or other document believed by you to be conforming, shall be set forth in writing by an Officer of the Company.

               4. In carrying out your duties as Exchange Agent, you have established an account with respect to the Old Notes at each of The Depository Trust Company ("DTC"), the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Facilities") for purposes of the Offer, and any financial institution that is a participant in the Book-Entry Facilities system may make book-entry delivery of the Old Notes into your account in accordance with each such Book-Entry Facility's procedure for such transfer. You have confirmed with DTC that any financial institution that is a participant in DTC's system (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender the Old Notes for exchange in the Offer. You will request that DTC establish an account with respect to the Old Notes for purposes of the Offer within two business days after the date on which the Offer commences. Any Participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into such account in accordance with DTC's ATOP transfer procedures. However, the acceptance for exchange of the Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Old Notes into such account, and timely receipt by you of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal or the Prospectus. The term "Agent's Message" means a message, transmitted by DTC and received by you and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering for exchange Old Notes which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant. No tender of Old Notes will be deemed to have been properly made until all defects and irregularities have been cured or waived.

               5. Tender of Old Notes shall be made only as set forth in the Prospectus and the Letter of Transmittal, and Old Notes shall be considered properly tendered to you only when:

                    (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee and any other required documents, are received by you at your address set forth in the Prospectus or in the Letter of Transmittal and Old Notes are received by you at such address or pursuant to book-entry delivery at your account at DTC; or a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company, with an appropriate guarantee of signature and delivery from an Eligible Guarantor Institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is received by you at or prior to the Expiration Date. For purposes of this Agreement, an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act shall mean a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program (i.e. Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program). The Notice of Guaranteed Delivery may be delivered to you by hand or transmitted by telegram, facsimile transmission or letter;

                    (b) Old Notes (in respect of which there has been delivered to you prior to the Expiration Date a properly completed and duly executed Notice of Guaranteed Delivery) in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other required documents, are received by you within three
               (3) trading days of The New York Stock Exchange, Inc. after the Expiration Date; and

                    (c) the adequacy of the items relating to Old Notes, and the Letters of Transmittal therefor and any Notice of Guaranteed Delivery has been favorably passed upon as above provided.

               Notwithstanding the provisions of the preceding paragraph, Old Notes that the Company shall approve as having been properly tendered shall be considered to be properly tendered.

               6. (a) A tendering holder of Old Notes may withdraw tendered Old Notes in accordance with the procedures set forth in the Prospectus at any time on or prior to 5:00 p.m. New York City time on the Expiration Date, in which event, except as may be otherwise specified in the holder's notice of withdrawal, all items in your possession that shall have been received from such holder with respect to those Old Notes shall be returned to or upon the order of the holder as soon as practicable and the Old Notes covered by those items shall no longer be considered to be properly tendered.

               (b) A withdrawal of tender of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Offer, provided, however, that withdrawn Old Notes may be retendered by again following one of the procedures therefor described in the Prospectus at any time on or prior to the Expiration Date.

               (c) All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding.

               7. You are to record and to hold all tenders received by you and to promptly notify by telephone (with confirmation by facsimile transmission) Dr. F. Patrick Smith of the Company (telephone 908-722-4800 and facsimile 908-722-4967 on a weekly basis or more frequently if so requested by the Company, as to the total number of Old Notes tendered during such week (or other period) and the cumulative numbers with respect to the Old Notes received and not withdrawn through the time of such notice. Each such report should be divided into the Old Notes represented by (i) book-entry delivery and/or certificates and (ii) Notices of Guaranteed Delivery actually received by you through the time of the report. The foregoing information should also be sent to the Company in a weekly written report. Each report should also indicate the number of Old Notes tendered in good form and the number of Old Notes tendered with a defect or irregularity (as well as the name of the beneficial owner of each such Old Note, if such information has been provided to you and a brief description of the nature of each such defect or irregularity). In addition, you will also provide, and cooperate in making available to the Company, such other information as it may reasonably request and access to those persons on your staff who are responsible for receiving tenders of Old Notes in order to insure that immediately prior to the Expiration Date, the Company shall have received information in sufficient detail to enable it to decide whether to extend the Offer.

               8. Each Letter of Transmittal, Old Note, Notice of Guaranteed Delivery and any other document received by you in connection with the Offer shall be noted by you as to the date and time of receipt and, if defective, the date and time the last defect was waived by the Company or was cured. Each Letter of Transmittal and Old Note that is accepted by the Company shall be retained in your Possession until the Expiration Date. As promptly as practicable thereafter, you will deliver by registered mail with proper insurance those items, together with all properly tendered and canceled Old Notes, to the Company, Attention Dr. F. Patrick Smith.

               9. You are to satisfy requests of brokers, dealers, commercial banks, trust companies and other persons for copies of the documents and other materials specified in items (i) through (vi) of the introduction to this Agreement and such other forms as may be approved in writing from time to time by the Company. You are not authorized to offer any concessions or to pay any commissions to any brokers, banks or other persons or to engage or to utilize any persons to solicit tenders.

               10. You are to follow up and act upon any amendments, modifications or supplements to these instructions and upon any further information in connection with the terms of the Offer, any of which may be given to you by the Company, including instructions with respect to any extension of or the modification of the Offer and the cancellation of the Offer.

               11. Unless otherwise instructed by the Company no exchange shall be made as to any Old Notes held in certificated form until you physically receive a certificate or certificates representing those Old Notes, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. Promptly after the Expiration Date, the Company will notify you (such notice if given orally, to be confirmed in writing) of the tendered Old Notes which it has accepted and you, on behalf of the Company, will exchange such Old Notes for Exchange Notes and cause such Old Notes to be canceled all in accordance with this Agreement, the Prospectus and the Letter of Transmittal.

               12. For performing your services hereunder, you shall be entitled to receive from the Company a fee in accordance with the Schedule of Fees attached hereto. You shall also be reimbursed by the Company for all reasonable expenses, including, but not limited to, reasonable counsel fees and expenses, if any, you may incur in connection with the performance of your duties hereunder. This paragraph will survive any termination of this Agreement.

               13. As Exchange Agent hereunder, you:

                    (a) shall not have duties or obligations other that those specifically set forth herein or as may subsequently be agreed to by you and the Company in writing;

                    (b) shall not be obligated to take any legal action hereunder that might in your reasonable judgment involve any expense or liability unless you have been furnished with indemnification from the Company reasonably satisfactory to you;

                    (c) may rely on and shall be protected and fully indemnified pursuant to paragraph 16 in acting in reliance upon any instruction, direction, officers' certificate, instrument, opinion, notice, letter, facsimile transmission, telex, telegram or other document delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                    (d) will be regarded as making no representations and having no responsibilities in respect to the validity, sufficiency, value or genuineness of any Prospectus, Letter of Transmittal, Notice of Guaranteed Delivery or any other disclosure materials delivered in connection therewith, or certificates deposited with you hereunder, and will not make any representation as to the validity, value or genuineness of the Offer;

                    (e) may rely on and shall be protected and fully indemnified pursuant to Paragraph 16 in acting upon the terms and conditions of (i) this Agreement, and (ii) the documents relating to the Offer, and (iii) any instructions given to you in writing by the Company by Dr. F. Patrick Smith or Mr. Kenneth
               W. R. Baker of the Company, with respect to any matters relating to your activities as Exchange Agent covered by this Agreement, and

                    (f) may consult with counsel satisfactory to you (including counsel to the Company), and the opinion of such counsel shall be full and complete authorization and protection with respect to any action taken, suffered, or omitted by you in reliance upon such opinion, provided that you shall promptly notify the Company of any actions taken or omitted by you in reliance upon such opinion.

               14. You undertake the duties and obligations imposed herein upon the following additional terms and conditions:

                    (a) you shall perform your duties and obligations hereunder with due care; and

                    (b) you are not authorized to and shall not make any recommendation on behalf of the Company as to whether a holder of Old Notes of the Company should or should not participate in the Offer.

               15. All Exchange Notes shall be forwarded by you to the persons at the addresses so indicated in the Letter of Transmittal by (i) first-class mail under, a blanket surety bond protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificate, or
(ii) registered mail, insured separately for the replacement value of such certificates.

               16. The Company shall indemnify and hold you (which for purposes of this paragraph shall include your directors, officers, agents and employees) harmless from and against any and all costs, damages, actions, losses, liabilities, expenses and claims (including, but not limited to, the reasonable fees and expenses of counsel) ("Losses") incurred by you as a result of, in connection with or arising out of the performance by you of your duties under this Agreement or the compliance by you with the instructions set forth herein or delivered hereunder, other than those Losses resulting from your bad faith, negligence, or willful misconduct. You shall notify the Company of the written assertion of a claim against you or of any action commenced against you, promptly after you shall have received any such written assertion of a claim or shall have been served with the summons or other first legal process, giving information as to the nature and basis of the claim; provided, however, that your failure to so notify shall not affect the Company's obligations hereunder so long as such failure to notify the Company does not adversely affect any defense that would have been available to the Company. The Company shall be entitled to participate in the defense of any such claim or legal action and if the Company so elects at any time after receipt of such notice, the Company may assume the defense of any suit brought to enforce any such claim. Notwithstanding anything to the contrary set forth herein, you shall be entitled to retain a single counsel of your choice in any such suit and the Company shall pay the reasonable fees, expenses and disbursements of such counsel if (i) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to you or (ii) the representation of you and the Company by the same counsel would be inappropriate due to actual or potential differing interests. The Company will not be liable for any settlement of any proceedings effected without its written consent (which consent shall not be unreasonably withheld). This paragraph shall survive any termination of this Agreement.

               17. You hereby acknowledge receipt of each of the documents listed in items (i) through (vi) of the introduction of this Agreement and further acknowledge that you have examined the same. Any inconsistency between this Agreement on the one hand and the Prospectus and Letter of Transmittal, as they may from time to time be amended, on the other, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be governed exclusively by this Agreement.

               18. In the event that any of the terms of the Offer are amended, the Company shall give you prompt written notice thereof describing such amendment. The parties shall amend this Agreement to the extent necessary to reflect any material changes to the terms hereof caused by any amendment of the Offer.

               19. You shall preserve, and shall provide the Company access to, all records pertaining to the Offer and shall permit it to make reproductions of the same, at its expense during normal business hours, for a period of five (5) years following the Expiration Date.

               20. This Agreement is effective as of the date hereof and is binding upon and inures to the benefit of the parties' respective successors. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               21. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

               22. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or telecopied as follows:


               If to the Company:      Tekni-Plex, Inc.
                                       201 Industrial Parkway
                                       Somerville, NJ 08876
                                       Attn:  Dr. F. Patrick Smith
                                       Telephone:  (908) 722-4800
                                       Fax:  (908) 722-4967

               and a copy to:          Davis Polk & Wardwell
                                       450 Lexington Avenue
                                       New York, NY 10017
                                       Attn:  Winthrop B. Conrad
                                       Telephone:  (212) 450-4000
                                       Fax:  (212) 450-4800

               if to you:              Marine Midland Bank
                                       Corporate Trust Administration
                                       140 Broadway--12th floor
                                       New York, NY 10005-1180
                                       Attn:  Frank J. Godino
                                       Telephone:  (212) 658-6433
                                       Fax:  (212) 658-6425

               23. These instructions may be reasonably modified or supplemented by the Company or by any officer thereof authorized to give notice, approval or waiver on its behalf.

               If the foregoing is acceptable to you, please countersign below to acknowledge receipt of this letter and to confirm your agreement to the arrangements herein provided.


                                            Very truly yours,

                                            TEKNI-PLEX


                                            By:_______________________________
                                               Name:
                                               Title:

Accepted
MARINE MIDLAND BANK, as
Exchange Agent


By:_____________________________________
  Name:  Frank J. Godino
  Title: Vice President